EX-99.28(p)(6)

PUBLIC DOCUMENT

IPM Code of Ethics

12 June 2019

Table of Contents

1.	Scope of Policy	3
2.	Objectives of Policy	3
3.	Definitions	3
4.	General Ethical Guidelines and Principles	4
5.	Personal Account Dealing	6
6.	Conflicts of Interests	8
7.	Recordkeeping Requirements	9
8.	Employee Reporting Responsibility	10
9.	Management Responsibility	10

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1.	Scope of Policy

IPM Informed Portfolio Management AB (together with its branches and subsidiaries “IPM” or the “Firm”) is an Alternative Investment Fund Manager (“AIFM”) as defined in the Act on Alternative Investment Fund Managers (Lagen 2013:561 om förvaltare av alternativa investeringsfonder). An AIFM shall have efficient and transparent procedures in place for managing ethical conduct; the procedures shall be adopted by its board of directors.

Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) requires all investment advisers registered with the Securities and Exchange Commission (“SEC”) to adopt codes of ethics that set forth standards of conduct and require compliance with the federal securities laws. IPM is an investment adviser registered with the SEC.

The IPM Code of Ethics (the “Code”) applies to all employees and contracted consultants (together “Employees”) of IPM. All Employees will be provided with a copy of the Code and any amendments. They must read and understand the Code. They will also be required to complete acknowledgements that they received the Code and any amendments.

2.	Objectives of Policy

The Code sets out standards of conduct to help Employees avoid potential conflicts that may arise from their actions and their personal investments.

IPM insists on a culture that promotes honesty and high ethical standards. This Code is intended to assist Employees in meeting the high ethical standards IPM follows in conducting its business. The following fiduciary principles must govern Employees’ activities:

1.	Employees have a duty to place the interests of Clients first

2.	Employees must avoid any actual or potential conflict of interest

3.	Employees must not take inappropriate advantage of their position at IPM

4.	Employees must comply with all applicable laws and regulations.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for Employees in their conduct. In situations where there is uncertainty as to the intent or application of the Code, Employees are advised to consult with the Chief Compliance Officer (“CCO”) and/or his designee.

If Employees violate this Code or its associated policies and procedures, IPM may impose disciplinary action against them, including financial penalties and possibly suspension and/or dismissal.

IPM is committed to conducting its investment management business in accordance with the highest legal and ethical standards in furtherance of its clients’ interests and in a manner that is consistent with all applicable laws, rules and regulations. This Code, along with IPM’s Compliance Manual and related compliance policies and procedures, has been adopted to ensure that the Firm, Employees, and all other persons covered by these policies comply with all applicable laws and regulations.

2.1. Related Policies and Codes

•	IPM Conflicts of Interest Policy

3.	Definitions

As used in this Code, the following terms have the following meanings:

“Closely Related Person” means:

1.	The Notifying Party's spouse, co-habitee or registered partner;

2.	The Notifying Party's dependent children or step-children and other relatives of the Notifying Party who have shared the same household as the Notifying Party;

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3.	A legal entity, which means a legal entity over whom a Notifying Party, either alone or together with another party, has a significant influence through either a managerial position or a community of economic interests. "Community of economic interests" means a direct or indirect holding of at least 10% of the shares/participating interests or votes, or the right to receive at least 10% of any dividends paid;

4.	Any other party whose dealings with the Notifying Party are such that he has a direct or indirect material interest in the outcome of the trading, other than a fee or commission for executing the trade. Examples include membership of an investment club or a participating interest in a company that is not a public company which trades in, and manages, Financial Instruments; and

5.	Any trust of which the Notifying Party is a trustee or otherwise has investment power in which he or she or any of his or Closely Related Persons is a beneficiary.

“Financial Instrument” as defined in Chapter 1, section 4 of the Securities Market Act (SFS 2007:528), i.e. transferable securities which are traded on the capital market, money market instruments, fund units and financial derivative instruments and any other security as defined in Section 2(a)(36) of the U.S. Investment Company Act of 1940, as amended.

“Material Non-Public Information” (“MNPI”) refers to information that is both Material Information and Non-Public information.

“Material Information” has no precise definition and is subject to a variety of interpretations.

Accordingly, for the purposes of this Policy, “Material Information” refers to any information that: (i) might have an effect on the market for a security generally; or (ii) might affect an investment decision of a reasonable investor. Examples of Material Information may include, but are not limited to: sales results; earnings or estimates (including reaffirmations or changes to previously released earnings information); dividend actions; strategic plans; new products, discoveries or services; important personnel changes; acquisition and divestiture plans; financing plans; proposed securities offerings; marketing plans and joint ventures; government actions; major litigation, litigation developments or potential claims; restructurings and recapitalizations; and the negotiation or termination of major contracts.

“Non-Public Information” is information that has not been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information would be publicly disseminated through a public filing with a securities regulatory authority; issuance of a press release; disclosure of the information in a national or broadly disseminated news service; or the issuance of a proxy statement or prospectus.

"Month" means a period of time from and including a particular date in a calendar month until the same date in the following calendar month. In the event the date does not appear in the following month, such date shall be deemed to fall on the first day of the month thereafter. Example: if a Party acquires a Financial Instrument on 10th March, the instrument may not be sold for a Profit until 10th April at the earliest. If a Party acquires a Financial Instrument on 31st January, the instrument may not be sold for a Profit until 1st March at the earliest.

A “Notifying Party” means

1.	A person who has entered into an employment relationship with IPM;

2.	A person providing advice on behalf of IPM and is subject to IPM’s supervision or control; or

3.	A member of the board of directors of IPM

“Securities Institution” means a bank authorized to conduct securities business or an investment firm or other institution as set forth in Chapter 1, section 5, sub-section 27 of the Securities Market Act

“Sufficiently broad diversification of risk” means, for the purposes of sub-section 3 of Section 5.2.6 below, that the fund's holdings consist of at least ten different Financial Instruments and not more than two of the holdings each amount to not more than 30 percent of the fund’s assets from a single issuer and other holdings each amount to not more than 5 percent of the fund’s assets from a single issuer.

4.	General Ethical Guidelines and Principles

4.1. Unlawful Actions

It is unlawful for any Notifying Party:

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1.	To employ any device, scheme or artifice to defraud a client;

2.	To make any untrue statement of a material fact to a client or omit to state a material fact necessary in order to make the statements made to a client, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a client; or

4.	To engage in any manipulative practice with respect to a client.

4.2. Place the Interests of a Client First

As fiduciaries, Notifying Parties must scrupulously avoid serving their own personal interests ahead of the interests of a client. Notifying Parties may not cause a client to take action, or not to take action, for their personal benefit rather than the benefit of a client.

4.3. Inside Information Policy Restrictions

The following restrictions are established for every Notifying Party that may have, is or was in possession of any MNPI:

–	Notifying Parties may not buy or sell any Financial Instrument (or related Financial Instrument) for the Notifying Parties own or any related account or any account in which a Notifying Party may have any direct or indirect interest, any Fund or other client account managed by IPM, or otherwise act upon any MNPI in a Notifying Party’s possession obtained from any source.

–	A Notifying Party may not buy or sell any Financial Instrument or related Financial Instrument for any account or otherwise act upon any material proprietary information the employee may have or obtain from any source.

–	A Notifying Party may not recommend the purchase or sale of any Financial Instrument to any person based upon MNPI.

IPM and each Notifying Party will avoid the receipt of MNPI. The fiduciary principles of this Code and regulations prohibit Notifying Parties from trading based on MNPI received from any source or communicating this information to others. If a Notifying Party believes he/she has received MNPI individually or as part of his/her employment with IPM or are unsure about whether this information is material or non-public, they must immediately consult with the CCO and/or his designee. If Compliance determines that the information does constitute MNPI, the Financial Instrument will be placed on a restricted list and will not be permitted to be traded until removed from the restricted list.

4.4. Front Running

Portfolio managers must be alerted for any indication of front running when they conduct their reviews for order and transaction activity, as well as when they perform other supervisory functions. If a portfolio manager has any reason to believe that front running is occurring, he is required to report it immediately to the CCO and/or his designee for further investigation

4.5. Confidentiality

Notifying Parties may not reveal or take advantage of any knowledge about business relationships or similar relationship that has been acquired in the course of being a Notifying Party or during an assignment.

Confidentiality about IPM’s activities also survives following an assignment or the termination of employment.

Employees in one Division, Business Area or Business Unit may not exchange information with those of another Division, Business Unit or Business Area where the exchange of that information could harm the interests of one or more clients.

4.6. Confidentiality Agreements

Neither IPM nor any Notifying Party will enter into any confidentiality agreement or otherwise agree to maintain information confidentiality (other than those included in this Code) without the consent of Compliance.

4.7. Manipulation

Neither IPM nor any Notifying Party will enter into any trade for the purpose of manipulating or artificially affecting the markets or the price of a security, including but not limited to:

1.	Spoofing - displaying orders that are not intended to be executed;

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2.	Wash Trading - buying and selling securities at the same time to create a false impression of volume; and

3.	Marking the Close - trading at the close of the market for the effect on the market.

In addition, a person may not purchase securities in a firm commitment underwritten follow on offering within five business days after selling the Financial Instrument short.

4.8. Expert Networks or Government Intelligence Providers

Neither IPM nor any Notifying Party will enter into any agreement with a group of persons who provide intelligence regarding a particular industry or issuer or regarding the actions of any executive agency or U.S. Congress.

5.	Personal Account Dealing

5.1. Prohibition of Trading

A Notifying Party may not:

1.	Exploit his position, or act in such a manner that suspicion may arise that the Notifying Party is gaining any advantages, either for himself or for a Closely Related Person, from transactions in Financial Instruments;

2.	Through the use of price-sensitive information that has not yet reached the marketplace or otherwise has not been made public or is not in the public domain, carry out transactions in Financial Instruments on own account, or through advice, or in any other manner cause another party to carry out, or fail to carry out, transactions in Financial Instruments based on such price-sensitive information. Nor may a Notifying Party disclose such price-sensitive information to any other party. These prohibitions shall apply irrespective of the intended duration of the investment and irrespective of the anticipated scope of the effect on the price (see further the Financial Instruments Trading (Market Abuse Penalties) Act (SFS 2005:377));

3.	Carry out transactions in Financial Instruments which involve the misuse or improper disclosure of confidential information – including information regarding customer orders which have not yet been carried out – or advise or influence another party to carry out transactions in Financial Instruments, where the transaction involves the misuse or improper disclosure of confidential information. Nor may a Notifying Party make any unauthorized disclosure of confidential information to any third party;

4.	Carry out transactions in Financial Instruments to such an extent that there is a risk of jeopardizing the Notifying Parties own financial position;

5.	Take any measures prohibited by these rules through another party (front man); or

6.	Circumvent these rules through the use of, for example, derivative instruments or combinations of various Financial Instruments.

It should be noted that the above-stated list is not exhaustive.

5.2. Scope of the Notification Obligation

The Notifying Party must inform Compliance of the following:

1.	Entry into and retirement from an investment club which trades in, and manages, Financial Instruments;

2.	Any ownership interest in a company that is not a public company which trades in, and manages, Financial Instruments;

3.	Any engagement concerning the discretionary management of his own holdings or the holdings of a Closely Related Person;

4.	The acquisition of shares in a Securities Institution which are not traded on the stock market prior to the acquisition;

5.	Any engagement outside of work in respect of Financial Instruments for another party

5.2.1. Initial Holding Notification

As soon as possible after having been informed of the Notification Obligation, the Notifying Party must inform Compliance about its Closely Related Persons and whether any of them are subject to a Notification Obligation. The Notifying Party must inform his Closely Related Persons of the rules concerning the Notification Obligation applicable to Closely Related Persons and the manner in which transactions in Financial Instruments should be carried out.

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No later than 10 days after the person becomes a Notifying Party it needs to notify all his and the Closely Related Persons’ Financial Instruments to Compliance. The report must include:

–	The financial instrument title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Financial Instrument in which the Notifying Party has any direct or indirect beneficial ownership,

–	The name of broker, dealer or bank where the Financial Instruments are held for the Notifying Party’s direct or indirect benefit,

–	The date when the report is submitted.

5.2.2. Ongoing Notification (Transaction Reports)

Immediately the Notifying Party must notify each and every change in the holdings of Financial instruments to Compliance. Information must include:

–	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date (if applicable), the number of shares and the principal amount of each Financial Instrument involved

–	The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition.),

–	The price at which the transaction was effected,

–	The name of the broker or dealer through which the transaction was effected and

–	The date of the submission of the report.

5.2.3. Annual Holdings Notification

Annually, the Notifying Party must report its holdings at year end. The report must include:

–	The Financial Instrument title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Financial Instrument in which the Notifying Party has any direct or indirect beneficial ownership,

–	The name of broker, dealer or bank where the Financial Instruments are held for the Notifying Party’s direct or indirect benefit,

–	The date when the report is submitted.

5.2.4. Pre-Approval Procedures and Trading Ban (Blackout Periods)

Any investments in an Initial Public Offering or Limited Offering, offered for sale in the United States requires pre- approval. Before entering in such trade, the Notifying Party must request approval from Compliance via ComplySci. Approval granted by Compliance is valid for one week unless the approval is revoked during that time period.

Notifying Parties are prohibited from trading in the Catella share, warrants and bonds from and including the day after the end of each reporting period, which is January 1, April 1, July 1 and October 1, to and including the date on which the scheduled interim report is released to the public.

5.2.5. Review of Reports

Each report required to be submitted will be promptly reviewed by Compliance when submitted.

5.2.6. Exemptions from The Notification Obligation, Etc.

The following are exempted from the one-month rule and Notification Obligation:

1.	Units in securities funds and other equivalent funds within the EEA;

2.	Units in Swedish special funds;

3.	Units in funds other than those referred to in sub-sections 1 and 2, and holdings in collective investment undertakings if they are subject to statutory supervision in a country within the EEA and have a sufficiently broad diversification of risk.

However, fund units or collective investment undertakings which are traded on a stock exchange or other marketplace (such as Exchange Traded Funds “ETFs”) is not exempted and hence, these instruments are applicable for the one-month rule and Notification Obligation.

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It should be noted that Chapter 8, section 3, sub-section 2 of FFFS 2007:16 prescribes that the exemption from a Notification Obligation does not apply to a Notifying Party who participates in the management of a fund or collective investment undertaking. This means that Employees within the Investment function have a Notification Obligation for any investments in funds where IPM is the investment adviser.

Notifying Parties Working in the US

The following are exempt from the one-month rule and Notification Obligation:

1.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements

2.	Shares issued by money market funds

3.	Shares issued by open-end funds other than Reportable Funds, and

4.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

5.	Direct obligations of the Government of the United States

All Notifying Parties

The following are Reportable Funds and are subject to Notification Obligations by all Notifying Parties:

–	Any registered investment company (40 Act fund) for which IPM serves as an investment adviser (including in the capacity of a sub adviser or trading adviser) as defined in section 2(a) (20) of the Investment Company Act of 1940

–	Any registered investment company (40 Act fund) whose investment adviser or principal underwriter controls IPM, is controlled by IPM, or is under common control with IPM.

5.3. The One-Month Rule

The provisions stated below relating to a Notifying Party shall also apply to transactions carried out by a Closely Related Person provided that the Notifying Party has been consulted with or in any other way participated to the business decisions.

A Notifying Party may not realize, or in any other manner, secure a Profit (such as by means of hedging using derivative instruments) within a retention period of less than one Month.

This means that acquisitions of Financial Instruments (long positions) and negative positions (short positions, such as in conjunction with a Short Sale) with a retention period of less than one Month are not permitted.

Financial Instruments already held by a Notifying Party at the commencement of the employment or an engagement, or subsequently received by a Notifying Party by way of inheritance, a division of marital property following separation, or by will or by way of gift from a party other than a Closely Related Person or by another party covered by the rules shall be deemed to have been held for a period in excess of one Month.

6.	Conflicts of Interests

In addition to statements that can be found in the “Conflicts of Interest Policy” the following sources to conflicts of interest, which are not as directly related to client business activities, shall be observed;

6.1. Business Opportunities

Notifying Parties shall not personally exploit business opportunities that have been identified as result of hers/his professional function within IPM. Notifying Parties are not allowed to use IPM assets or information for personal gains.

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6.2. Employment in Other Organizations

An employment outside of IPM, with or without compensation, must not affect the Employee’s ability to fulfil hers/his duties within IPM. For the purpose of avoiding a conflict of interest, it is not allowed to accept an employment with a competitor, financial firm, agent, client or supplier to IPM.

6.3. External Business Operations, Assignments Etc.

Notifying Parties must not engage in business operation on his own or any third party’s behalf without the written consent from his/her immediate superior and the CCO, in each individual case.

In respect of assignments outside the Notifying Party´s engagement with IPM, (such as an assignment to serve on a board of directors) he/she needs to obtain a written approval from his/her immediate superior and Compliance for such assignment. Any changes to the approved assignment or termination thereof must also be informed to the Notifying Party’s immediate superior and Compliance.

6.4. Political Activities

IPM does not contribute directly, or indirectly, to political parties or individual politicians. Persons associated with IPM are not allowed to give political contributions on behalf of IPM, or to use assets that belong to IPM for the same purpose. All Notifying Parties must obtain prior approval from Compliance via ComplySci to make any political contributions or to solicit or coordinate any political contributions, including contributions to political parties or political action committees, and including in-kind contributions (e.g., engaging in volunteer work on behalf of a political party).

6.5. Gifts, Benefits, Compensations and Representation

An Employee is not allowed to give, or accept, gifts, benefits, compensations or representation related to third parties that may be in violation of the law, or if there are reasons to believe that this could affect the professional judgment of the Employee. See Gifts and Entertainment Instruction for a complete description of the procedures.

6.6. Bribes

No person is allowed to offer, directly or indirectly, bribes and similar types of benefits to an IPM Employee, or other organizations and persons that are associated to IPM. All such offers or suggestions shall be reported directly to the CCO of IPM.

7.	Recordkeeping Requirements

The following records must be maintained at IPM’s principal place of business in the manner and to the extent set out below. These records must be made available to regulators at any time and from time to time for reasonable periodic, special or other examination:

1.	A copy of the Code of Ethics that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

2.	A record of any violation of the Code, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

3.	A copy of each report required to be submitted by a Notifying Party, including any information provided on transaction confirmations and account statements, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

4.	A record of all persons, currently or within the past five years, who are or were responsible for reviewing reports of Notifying Parties, must be maintained in an easily accessible place; and

5.	A copy of each personal trading form submitted to Compliance (including a record of all approvals to acquire or sell, must be maintained for at least five years after the end of the fiscal year in which the form was submitted or the approval is granted, whichever is later.

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8.	Employee Reporting Responsibility

If a problem or an issue with possible ethical implications arises, then this shall be discussed with the CCO.

All IPM Employees shall report situations or transactions that can be assumed to create a conflict of interest. Such assumptions shall be reported directly to CCO. The CCO will then, together with the Employee, determine if there is a conflict of interest, and if so, present a solution to resolve the matter.

Employees are required to report any violations of the Code promptly to the CCO.

9.	Management Responsibility

In order to establish a good practice within the firm, IPM’s Board of Directors requires that IPM’s management fully engages in ethical issues such as the ones that are described in this policy.

The ongoing monitoring regarding the compliance of the internal ethical guidelines shall be done within the framework that has been set for IPM’s internal control function, which in turn shall report ethical issues promptly to IPM’s Board of Directors.

This Code of Ethics has been decided upon by the Board of Directors of IPM Informed Portfolio Management AB on June 12, 2019.

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